JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated May 21, 2026

24-Month SPX/RTY Basket Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	S&P 500® Index (the “SPX Index”)	SPX	70.00%
	Russell 2000® Index (the “RTY Index”)	RTY	30.00%
We refer to the SPX Index and the RTY Index as the underlying indices. Because the SPX Index makes up 70% of the basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of the SPX Index.
Payment at maturity:

If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount Buffered PLUS,

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to the Initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

$1,000

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

($1,000 × basket performance factor) + $100.00

This amount will be less than the stated principal amount of $1,000 per Buffered PLUS. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $100.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Leverage factor:	200%
Buffer amount:	10.00%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	At least $1,205.20 (at least 120.52% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$100.00 per Buffered PLUS (10.00% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	Expected to be May 29, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	May 30, 2028
Maturity date†:	June 2, 2028
CUSIP / ISIN:	46661AB82 / US46661AB821
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390026059917/ea0291797-01_424b2.htm

†Subject to postponement

The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount Buffered PLUS. For information about the estimated value of the Buffered PLUS, which likely will be lower than the price you paid for the Buffered PLUS, please see the hyperlink above.

Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,205.20 per Buffered PLUS.

Buffered PLUS Payoff Diagram*

The Buffered PLUS
The Basket
$1,205.20 Hypothetical
Maximum Payment at Maturity
$1,000 Stated
Principal Amount
PLUS
Zone
-10.00%
10.26%
20.52%
$1,700.00
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
$500.00
$400.00
-60%
-40%
-20%
0%
20%
40%
60%
Payment at Maturity on the Buffered PLUS
Percentage Change in the Basket

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,205.20 per Buffered PLUS.

Change in Basket	Return on the Buffered PLUS*
50.00%	20.52%
40.00%	20.52%
30.00%	20.52%
20.00%	20.52%
10.26%	20.52%
10.00%	20.00%
5.00%	10.00%
1.00%	2.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	-10.00%
-30.00%	-20.00%
-40.00%	-30.00%
-50.00%	-40.00%
-60.00%	-50.00%
-80.00%	-70.00%
-100.00%	-90.00%

*Assumes a maximum payment at maturity of 120.52% of the stated principal amount

JPMorgan Chase Financial Company LLC

24m-Month SPX/RTY Basket Buffered PLUS

Basket and Underlying Indices

For more information about either underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Buffered PLUS Generally

▪	The Buffered PLUS do not pay interest and you could lose up to 90.00% of your principal at maturity.
▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.
▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Correlation (or lack of correlation) of performances between the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other.
▪	The underlying indices are not equally weighted.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Buffered PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS

▪	The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS.
▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates.
▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate.
▪	The value of the Buffered PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.
▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS.
▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	An investment in the Buffered PLUS is subject to risks associated with small capitalization stocks with respect to the RTY Index.
▪	Investing in the Buffered PLUS is not equivalent to investing in the basket or the underlying indices.
▪	Adjustments to either underlying index could adversely affect the value of the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Buffered PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.